EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement, relating to 7,706,760 shares of common stock, 2,250,000 Common Stock Class A Warrants and 2,250,000 Common Stock Class B Warrants of World Diagnostics, Inc. on Form SB-2, of our report dated July 5, 2000 on the consolidated balance sheet of World Diagnostics, Inc. and Subsidiary as of March 31, 2000 and the related consolidated statements of operations, accumulated shareholders' deficit and cash flows for the year then ended appearing in the Prospectus part of this Registration Statement, and containing an explanatory paragraph with respect to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus of the Registration Statement.


Miami Beach, Florida
March 28, 2001


                                            /s/ Gerson Preston & Company, P.A.